EXHIBIT 5.10

March 4, 2009

VIA EDGAR

United States Securities and Exchange Commission

Re:	Great Basin Gold Ltd. (the “Registrant”)
Registration Statement on Form F-10
Consent of Expert

This letter is provided in connection with the Registrant’s Amendment No. 1 to the Form F-10 registration statement originally filed on February 23, 2009 (SEC File No. 333-157468), and any amendments thereto and any registration statements filed pursuant to Rule 429 of the United States Securities Act of 1933, as amended (the “Registration Statement”).

I hereby consent to the use of my name in connection with reference to my involvement in the preparation of (i) the “Technical Report on Updated and Optimisation of the May 2006 Feasibility Study for the Burnstone Gold Project, Balfour, Mpumalanga Province, Republic of South Africa”, dated June 21, 2007, and (ii) the “Technical Report on the Feasibility Study for the Burnstone Gold Project, Balfour, Republic of South Africa”, dated May 10, 2006 (the “Technical Reports”), and to references to the Technical Reports, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Reports in the Registration Statement.

Yours truly,

/s/ J. Goeller

J. Goeller, EIS Practitioner